Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
News Release

Pebblebrook Hotel Trust Announces Agreement to Sell Manhattan NYC

Bethesda, MD, November 7, 2016 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has executed a purchase and sale agreement to sell the 618-room, upper upscale, full-service Manhattan NYC in New York, New York for $217.5 million to a third party. The sale of the Manhattan NYC is subject to normal closing conditions, and the Company offers no assurances that this sale will be completed. The Company is targeting to complete the sale in the next 90 days.

Proceeds from the sale of Manhattan NYC will be utilized for general business purposes which may include reducing the Company’s outstanding debt or repurchasing the Company’s common shares.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 30 hotels, with a total of 7,837 guest rooms. The Company owns hotels located in 10 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

All information in this press release is as of November 7, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com